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                                                     Exhibit 10.3

             LIQUIDATING ASSET MANAGEMENT AGREEMENT


     This Liquidating Asset Management Agreement, dated as of April 30, 1996 (the "Agreement"), is entered into by and between NRG Generating ~.S.) Inc., a Delaware corporation (the "Company") and Wexford Management LLC., a Connecticut limited liability company ("Wexford").

                           WITNESSETH:

     WHEREAS, the Company is a Delaware corporation formerly known as O'Brien Environmental Energy, Inc. formed pursuant to the Plan of Reorganization for O'Brien Environmental Energy, Inc. dated January 31, 1996, as amended and confirmed by order of the United States Bankruptcy Court for the District of New Jersey (the "Composite Fourth Amended and Restated Plan of Reorganization for O'Brien Environmental Energy, Inc.").

     WHEREAS, Wexford and the Company desire to enter into an arrangement under which Wexford will manage the liquidation of the Liquidating Assets (as defined below) and provide related management services to the Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I
                           Definitions

     1.1 Definitions. Capitalized terms used herein that are not defined below and are defined in the Plan shall have the meanings assigned to such terms in the Plan. When used herein the following terms shall have the meanings indicated below:

     "Affiliate" shall mean, as to any Person, any other Person having control of, controlled by, or under common control with, such first Person. For purposes of this definition, "control" shall mean power to direct, or cause the direction of, the management or policies of any Person, whether through ownership of securities, by contract or otherwise.

     "Asset Liquidation Fee" shall mean a fee equal to a market rate liquidation services fee calculated as a percentage (not to exceed 10%) of the Net Sales Price of any Liquidating Asset sold by Wexford during the term of this Agreement, as defined in the good faith judgment of the Board of Directors.

     "Bankruptcy Court" shall mean the United States Bankruptcy
Court for the District of New Jersey.

     "Board of Directors" shall mean the Board of Directors of the Company.

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     "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banning institutions located in such state are authorized or required by law or other government action to close.

     "Cause" shall mean (i) fraud, theft of Company property, or malfeasance committed by Wexford in connection with the performance of Wexford's duties hereunder, (ii) the willful misconduct or negligence of Wexford in performing its duties hereunder this Agreement, or (iii) a Section 2.9 Default.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Joint Determination" shall mean a determination made upon the mutual agreement of the Board of Directors and Wexford, as provided in Article 6.8 hereof.

     "Liquidating Assets" shall mean all of the Company's right, title and interest in and to (i) all of the outstanding common stock of Philadelphia Cogen and any management contracts relating to the Philadelphia Water Department Project to which the Company or any Affiliate thereto (other than Philadelphia Cogen) is a party; (ii) all of the equity interest in Philadelphia Biogas Supply, Inc., O'Brien Energy Services, Puma Power Plant, Ltd. and American Hydrotherm Corp.; and (iii) the Equipment Held for Sale.

     "Management Duties" shall have the meaning set forth in
Article 2.2.

     "Net Sales Price" shall mean the gross sales price of any Liquidating Asset minus commissions, sales and other taxes, legal and accounting fees and other costs relating directly to the sales transaction, provided, however, that such costs shall not include any indebtedness directly associated with such Liquidating Asset, which indebtedness is assumed or, to the extent necessary, paid in full by the Company upon the sale of such Liquidating Asset.

     "Person" shall mean an individual, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Petition Date" shall have the meaning assigned to such term in the Plan.

     "Plan" shall have the meaning assigned to such term in the Plan.

     "Section 2.9 Default" shall have the meaning set forth in
Section 2.9.

     "Termination Date" shall mean the effective date of termination of this Agreement for any reason permitted under
Article Iv hereof

     "Termination for Cause" shall have the meaning assigned to such term in Section 4.2 hereof.

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                           ARTICLE II

                        Management Matter

     2.1 Retention of Wexford. The Company hereby retains Wexford and Wexford hereby agrees to serve as the exclusive manager, operator and liquidator of the Liquidating Assets of the Company, on the terms and conditions hereinafter set forth.

     2.2 Services to be Provided. Wexford shall have the responsibility, subject to the direction and control of the Board of Directors and any officer of the Company to whom the Board may delegate authority from time to time, to (i) manage the liquidation of the Liquidating Assets, (ii) to the extent requested by the Company from time to time, manage the operation of the Liquidating Assets on behalf of the Company as set forth below, and (iii) do anything necessary or incidental to the foregoing (all of such actions collectively, the "Management Duties"), subject to the limitations set forth below. Consistent with the foregoing, Wexford shall provide management services to the Company and shall use its best efforts consistent with sound commercial practice and shall render services and perform duties as follows:

     (a) market and sell, on terms designed to maximize the sale proceeds that will be realized by the Company, all of the Liquidating Assets and in that connection prepare appropriate sales memoranda and other marketing material and assist in the negotiation and preparation of appropriate sales agreements and related documentation;

     (b) supervise, hire, fire and set compensation for the personnel necessary to perform the Management Duties (all of which personnel shall be employed by Wexford as set forth in
Section 2.5 hereof);

     (c) supervise the collection of all judgments, settlements, fees, charges or other sums due to the Company relating to the Liquidating Assets, the rendering of bills for the same, and, from the proceeds of such collections or from other capital available to the Company, cause the Company to pay all costs, expenses and fees incurred or payable by the Company relating to the Liquidating Assets;

     (d) prepare and deliver, or cause to be prepared and delivered, to the Board of Directors (i) no later than fifteen
(15) days after the end of each month, a monthly report of all fees and expenses incurred by Wexford on behalf of the Company; and (ii) all such other information as the Board of Directors may reasonably request from time to time;

     (e) prepare or cause to be prepared all financial statements and data required pursuant to any document, agreement or other instrument to which the Company is a party or by which it is bound relating to the Liquidating Assets;

     (f) deposit Company funds relating to the disposition of the Liquidating Assets in such Company accounts as may be specified by the Company;

     (g) assist in the preparation and timely filing of all returns relating to the Liquidating Assets as requested by the Board of Directors, as necessary for federal, state and local income tax purposes;

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     (h)  maintain appropriate books and records on behalf of the
Company with respect to the Liquidating Assets; and

     (i) subject to Section 2.3 hereof and to the preface to this Section 2.2, perform or cause to be performed such other services as Wexford reasonably believes are appropriate and reasonable with respect to the Liquidating Assets.

     2.3 Prohibitions. Notwithstanding anything to the contrary contained herein, Wexford shall not be authorized on behalf of the Company to:

     (a) determine the accounting methods, conventions and positions as to such items as income recognition and deductibility to be used in the preparation of the income tax returns of the Company or make any elections under the tax laws of the United States, any states or other relevant jurisdictions;

     (b)  borrow money for any purpose on behalf of the Company;

     (c) enter into any agreements or commitments which violate the terms of this Agreement;

     (d) enter into any agreement on behalf of the Company outside the ordinary course of business without obtaining the approval of the Board of Directors.

     (e) disburse Company funds in any manner other than as provided in Section 2.2 (c) or (f).

     2.4. Office Location.

     (a) Wexford shall initially maintain its office in Greenwich, Connecticut, out of which office Wexford shall perform the Management Duties.

     (b) Wexford shall give the Company at least thirty (30) days' prior written notice of any change in the location of Wexford's office.

     (c) Wexford shall maintain insurance covering its business premises, equipment and records of the Company located in its office in such amounts and against such risks as shall be reasonably acceptable to the Company. A reasonable rata portion of the cost of such insurance, as may be agreed between Wexford and the Company, shall be borne by the Company.

     2.5 Personnel Costs and Expenses. Subject to the approval of the Board of Directors, Wexford shall hire or retain such qualified personnel as are necessary to fulfill its obligations under this Agreement. All reasonable costs and expenses associated with such personnel (i.e., salaries, taxes, benefits, insurance, and other reasonable, agreed overhead, etc.) and the reasonable costs and expenses of independent contractors retained by Wexford on behalf of the Company (as approved by the Board of Directors) shall be borne by the Company. The Company shall reimburse Wexford for all reasonable expenses incurred by Wexford that directly relate to the performance of its Management Duties on behalf of the Company.

     2.6 Inspection. Upon reasonable notice, Wexford shall permit the Company and any authorized representatives to inspect and audit all data, documents and records

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of Wexford during normal business hours relating to its
performance under this Agreement.

     2.7 Budget Considerations. Subject to any restrictions set forth in any agreements to which any of the Subsidiaries are party, all money required to operate the Liquidating Assets shall be obtained from the net proceeds realized from the sale of Liquidating Assets and distributions to the Company in respect of the capital stock of any Subsidiary.

     2.8 Non-Cash Recoveries. In the event the Company receives any non-cash recoveries from the disposition of the Liquidating Assets, and subject to the direction of the Board of Directors, Wexford may (i) hold such recoveries in the name of the Company for such period as the Board of Directors deems is practical to maximize the value of such recoveries, (ii) sell such recoveries for cash as the Board of Directors deems is in the best interest of the Company, and (iii) hold and dispose of any securities received in accordance with applicable securities laws. All proceeds received from the sale of any non-cash recoveries shall be Company funds and shall be retained pending disposition by the Company.

     2.9 Failure to Perform. If Wexford falls to perform any actions which the Company determines are necessary for the proper performance by Wexford of its Management Duties hereunder, the Company shall provide written notice to Wexford of such failure to perform. Within ten (10) days after receipt of such notice, Wexford shall provide written notice to the Company that either
(i) Wexford has commenced to perform such action and will diligently pursue such action to completion or (ii) Wexford reasonably believes that the action should not be performed, in which event the decision as to whether or not to take the action shall become a Joint Determination. If Wexford falls to deliver any written notice within the ten (10) day period, or if Wexford delivers the notice set forth in subparagraph (i), but thereafter unreasonably falls to complete the required actions within 25 days after receipt of the written notice from the Company (either of such events being referred to herein as an "Section 2.9 Default"), the Company may terminate this Agreement for Cause.


                           ARTICLE III

                         Management Fee

     3.1 Management Fee. As full compensation for the services contemplated to be performed by Wexford during the term of this Agreement, the Company shall pay Wexford the Asset Liquidation Fee. The Asset Liquidation Fee payable by the Company with respect to a Liquidating Asset shall be paid on the closing of the sale of such Liquidating Asset. if; during the Term of this Agreement, the Board of Directors elects for any reason to withdraw from sale a Liquidating Asset or otherwise takes an action which materially affects the ability to sell any Liquidating Asset at or above the Net Sales Price set forth on
Exhibit 3.1 hereto, the Company shall promptly pay to Wexford an Asset Liquidation Fee as if such Liquidating Asset had been sold at the Net Sales Price set forth on Exhibit 3.1 hereto [To come, but not to be disclosed to the public to ensure that the parties' assumed values of the Liquidating Assets are not made public and therefore do not inhibit the parties' abilities to sell such assets to third parties for the highest possible purchase prices]. Notwithstanding anything to the contrary in this Agreement, the aggregate Asset Liquidation Fees payable to Wexford hereunder shall in no event exceed $1,500,000, provided that, the payment by the Company to Wexford of such maximum Asset Liquidation Fees of $1,500,000 shall not excuse Wexford from its obligation to perform the Management Duties for the duration of the term of this Agreement, which may include the further sale of Liquidating Assets with respect to which no Asset Liquidation Fee will thereafter be payable. If Wexford falls to continue to

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perform such duties, it shall be liable to the Company for
liquidated damages calculated as Asset Liquidation Fee of the Net Sales Price set forth on Exhibit 3.1 hereto with respect to those Liquidating Assets with respect to which Wexford shall have filed to perform such Management Duties.

     3.2 Effect of Termination for Cause. In the event of a Termination for Cause, Wexford shall be liable to the Company for breach of contract damages arising out of the occurrence of the event that gave rise to the Termination for Cause. In no event shall Wexford be liable for consequential damages.


                            ARTICLE W

                           Termination

     4.1 Term. This Agreement shall remain in full force and effect from the date hereof until the fifth anniversary of the date hereof, provided, however, that this Agreement may be earlier terminated as set forth in this Article W.

     4.2 Termination for Cause. This Agreement may be terminated by the Company at any time immediately upon notice to Wexford upon the occurrence of any event set forth in the definition of Cause (a "Termination for Cause").

                            ARTICLE V

                         Indemnification

     The Company shall indemnification and hold harmless Wexford (and its agents, employees and representatives acting on its behalf and independent contractors retained by Wexford in accordance with the terms of this Agreement) and its directors, officers, affiliates, successors and permitted assigns (collectively, the "Indemnitees") from and against any reasonable costs, expenses, or disbursements of any kind or nature whatsoever including, without limitation, reasonable legal fees which the Indemnitees may incur in connection with their status as such, other than costs, expenses, or disbursements of any kind or nature whatsoever arising from the willful misconduct or the gross negligence of such Indemnitee, if the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

                           ARTICLE VI

                          Miscellaneous

     6.1 No Waiver. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed consented to unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to or a waiver of any different or subsequent breach or default.

     6.2 Assignment. The rights and obligations of either party under this Agreement may not be assigned, transferred or delegated without the prior written consent of the other party, which such consent may be withheld for any reason whatsoever.

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     6.3  APPLICABLE LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH
JURISDICTION.

     6.4 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     6.5 Notices. All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given if delivered personally, upon such delivery, if transmitted by telecopier to the number(s) designated below, upon receipt, or if mailed by registered or certified mail, postage prepaid, return receipt requested, five days after being placed in the mail, to the address(es) designated below, or to such other address(es) as either party may specify in writing from time to time.

     (a)  If to Wexford:

          Wexford Management Corporation
          411 West Putnam Avenue
          Greenwich, CT 06830
          Attention:  Spyro S. Skouras

     (b)  If to the Company:

          c/o NRG Energy, Inc.
          1221 Nicollet Mall, Suite 700
          Minneapolis, MN  55403
          Attention:  Vice President, Business Development

     6.6 Joint Determination. With respect to any action or decision requiring a Joint Determination under this Agreement, either the Company or Wexford (the "Initiating Party") may initiate the
Joint Determination process set forth below by delivery of written notice to the other party (the "Other Party") of the action or decision requiring Joint Determination, and specifying therein the Initiating Party's recommendation as to the action or decision to be taken. The Other Party shall have a period of fifteen (15) days after receipt of such written notice to respond in writing to the Initiating Party by setting forth its recommendation as to the action or decision requiring a Joint Determination. If the Other Party fails to do so respond in writing within such fifteen (15) day period, the Initiating Party may take the action recommended in its notice without the further consent or approval of the Other Party, provided that the Other
Party shall not be responsible for (and shall be exculpated by the Initiating Party from any liability for) the action recommended by the Initiating Party and/or the implementation thereof If the Other Party responds to the Initiating Party within the fifteen (15) day period, the Other Party and the Initiating Party shall use their reasonable good faith efforts to reach agreement on the action or decision requiring Joint Determination within twenty (20) days after receipt of the Other Party's response. In the event the Company and Wexford cannot agree on an action which requires a Joint Determination within such twenty (20) day period, no such action shall be taken. If a decision is necessary for the operation of the Company or if the Company and/or Wexford so elect, the Company and/or Wexford may petition the Bankruptcy Court for resolution of the dispute.

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     6.7  Entire Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereto and supersede any and all prior negotiations, understandings and agreements with respect thereto.

     6.8 Amendments. This Agreement may be amended only by a written document signed by both parties.

     6.9 No Joint Venture. Wexford and the Company are independent contractors, and nothing in this Agreement shall be construed to make Wexford and the Company joint venturers or partners or to impose upon either of them any liability as such.

     6.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding on and enforceable against, the permitted successors and assigns of the respective signatories hereto.

     6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one agreement binding on both of the parties hereto, notwithstanding that both parties shall not have signed the same counterpart.

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     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                              WEXFORD

                              NOW WEXFORD MANAGEMENT LLC
                              WEXFORD MANAGEMENT CORP.


                              By: /s/ Spyros S. Skouras
                              Name:   Spyros S. Skouras
                              Title:  Senior Vice President


                              COMPANY:

                              NRG GENERATING (U.S.) INC.


                              By: /s/ Leonard Bluhm
                              Name:   Leonard Bluhm
                              Title:  President and Chief
                                      Executive Officer

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                                                      Exhibit 3.1

Commission Rate:  10%

Asset                                        Net Sales Price

Philadelphia Cogen and any management        $13,000,000
contracts relating to the Philadelphia
Water Dept. Project

Each item of Equipment Held for Sale  Midpoint in the range
                                      assigned to asset
                                      appraisals performed by
                                      Belyea Company, Inc. dated
                                      July 14, 1995 or Arthur
                                      Andersen & Co., SC dated
                                      June 13, 1995

Equity Interests in:
Philadelphia Biogas Supply                   $1,000,000
O'Brien Energy Services                      $1,700,000
Puma Power Plant, Ltd.                       $3,000,000
American Hydrotherm Corp.                    $  500,000